UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549 ______________________
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 Date of Report (Date of earliest event reported): September 20, 2017 ______________________
Rand Logistics, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-33345	20-1195343
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

333 Washington Street, Suite 201, Jersey City, New Jersey		07302
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (212) 863-9427

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☐ Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

As previously disclosed, on September 20, 2016, Rand Logistics, Inc. (the “Company”) received written notice from The Nasdaq Stock Market LLC (“Nasdaq”) providing notification that, for the previous 30 consecutive business days, the bid price for the Company’s common stock had closed below the minimum $1.00 bid price per share requirement for continued listing on The Nasdaq Capital Market under Nasdaq Listing Rule 5550(a)(2) (the “Minimum Bid Price Rule”).  The Company was given 180 calendar days, or until March 20, 2017, to regain compliance with the Minimum Bid Price Rule. As previously disclosed, on March 21, 2017, the Company received written notice from Nasdaq that the Staff had determined that the Company was eligible for an additional 180 calendar day period, pursuant to Listing Rule 5810(c)(3)(a), or until September 18, 2017, to regain compliance with the Minimum Bid Price Rule.

The Company has not regained compliance with the Minimum Bid Price Rule. As a result, on September 20, 2017, the Company received written notice from Nasdaq that the Company’s common stock will be delisted from Nasdaq and suspended at the opening of business on September 29, 2017, unless the Company timely requests a hearing before the Nasdaq Hearings Panel (the “Panel”). The Company intends to appeal the Staff determination by requesting a hearing before the Panel to seek continued listing. A hearing request will stay the suspension of the Company’s common stock and the filing of the Form 25-NSE (which Form would remove the Company’s common stock from listing and registration on The Nasdaq Stock Market) pending the Panel’s decision.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 22, 2017	RAND LOGISTICS, INC.

	By:	/s/ Mark S. Hiltwein
	Name:	Mark S. Hiltwein
	Title:	Chief Financial Officer